Exhibit 10.1

September 20, 2004

Laird Cagan

Chairman

Natural Gas Systems, Inc.

By email: laird@cmcp.com

Re:                               Letter Agreement to Amend the Terms of the Promissory Note Dated August 10, 2004

Dear Laird,

This letter is to evidence our agreement to modify the terms of the secured promissory note dated August 10, 2004 in the amount of $475,000 (the “Note”).

1.                                       Maturity.  The Maturity Date shall remain February 10, 2005, provided that in the event that the financial advisor/agent of the Company fails to secure at least $1 million of equity gross funding after August 10, 2004, then the Maturity Date shall be extended until the earlier of July 1, 2005 or the date on which the minimum equity gross funding after August 10, 2004 reaches $1 million.

2(b)                           Mandatory Prepayment.  The Parties agree that Mandatory Prepayments shall begin only after the Company has received at least $500,000 of equity gross fundings after August 10, 2004.  At such point, the Mandatory Prepayment Amount shall be one hundred percent (100%) of the incremental equity net fundings.  After February 10, 2005, the Mandatory Prepayment Amount shall be increased by an amount equal to fifty percent (50%) of the sum of net revenues less direct Tullos operating expenses and capital expenditures.

All other terms and conditions remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date above written.

Natural Gas Systems, Inc

By:	/s/ Robert S. Herlin
President & CEO

AGREED TO AND ACCEPTED this 20th day of September, 2004.

/s/ Laird Q. Cagan